Exhibit 99.1

Compass Diversified Announces Sale of Marucci Sports for $572 million

WESTPORT, Conn., November 2, 2023 - Compass Diversified (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today it has entered into a definitive agreement (the “Agreement”) to sell its majority owned subsidiary, Wheelhouse Holdings, Inc., the parent company of Marucci Sports, LLC (“Marucci”), to Fox Factory Holding Corp. (NASDAQ: FOXF) (“FOX”), a designer and manufacturer of performance-defining ride dynamics products primarily for a wide range of bicycles, on-road and off-road vehicles.
Under the terms of the Agreement, Marucci will be sold to FOX for an enterprise value of $572 million, subject to certain working capital and other adjustments. CODI expects to realize a pre-tax gain on the sale of between $225 million to $245 million. Proceeds from the transaction will be used to pay down outstanding debt and for general corporate purposes.
“We are very proud of the growth Marucci has seen under our ownership and feel fortunate to have been able to partner with the Marucci management team,” said Elias Sabo, CEO of Compass Diversified. “We acquired the business in April 2020 based on our confidence in Marucci’s brand and management team. This was at a time when few transactions were being completed due to the pandemic, yet our flexible capital structure allowed us to execute in times of uncertainty and generate value for our shareholders. Since then, the Marucci team has acted decisively, growing its core business and gaining share in new markets like fielding gloves and softball. Additionally, we expanded the Marucci product portfolio through the acquisitions of Lizard Skins and Baum Bat. Thank you to Kurt and the entire Marucci team for their contributions over the last several years, and we wish them nothing but continued success.”
Kurt Ainsworth, Co-Founder and CEO of Marucci Sports, commented: “We are grateful for our partnership with the CODI team and look forward to further growth under FOX’s ownership. FOX’s enthusiast culture, coupled with its focus on driving growth through strong brands, highly engineered products and disruptive technologies fits well with our values and mission. We look forward to leveraging their innovation and growth success as we expand our sales reach and breadth. We thank CODI for their relentless support during our partnership.”
The closing of this transaction is subject to customary terms and conditions, including regulatory approval, and is expected to occur in November 2023.
Jefferies LLC is acting as exclusive financial advisor and Ropes & Gray LLP and Jones Walker LLP are acting as legal counsel to CODI. Squire Patton Boggs (US) LLP is acting as legal counsel to FOX.

About Compass Diversified
Since its founding in 1998, CODI has consistently executed its strategy of owning and managing a diverse set of highly defensible, middle-market businesses across the niche industrial, branded consumer and healthcare sectors. The Company leverages its permanent capital base, long-term disciplined approach, and actionable expertise to maintain controlling ownership interests in each of its subsidiaries, maximizing its ability to impact long-term cash flow generation and value creation. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and has consistently generated strong returns through its culture of transparency, alignment and accountability. For more information, please visit compassdiversified.com.
About Fox Factory Holding Corp. (Nasdaq: FOXF)
Fox Factory Holding Corp. designs and manufactures performance-defining ride dynamics products primarily for bicycles, on-road and off-road vehicles and trucks, side-by-side vehicles, all-terrain vehicles, snowmobiles, specialty vehicles and applications, motorcycles, and commercial trucks. FOX is a direct supplier to leading powered vehicle original equipment manufacturers (“OEMs”). Additionally, FOX supplies top bicycle OEMs and their contract manufacturers, and provides aftermarket products to retailers and distributors.
FOX is a registered trademark of Fox Factory, Inc. NASDAQ Global Select Market is a registered trademark of The NASDAQ OMX Group, Inc. All rights reserved.

FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking statements, including statements with regard to the expectations related to the sale of Marucci. Words such as "believes," "expects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, including, but not limited to, the risk that the sale of Marucci may not be completed in a timely manner or at all; risks associated with the disposition of Marucci generally, such as the inability to obtain, delays in obtaining, or the imposition of burdensome conditions imposed in connection with obtaining regulatory approval and the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement entered into for the disposition of Marucci; and the effect of the announcement or pendency of the sale on Marucci’s business relationships, performance, and business generally. Certain other factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2022 and in other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations
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